UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2026

Cerus Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-21937	68-0262011
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Concord Ave., Suite 600 Concord, California		94520
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 288-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CERS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2026, the board of directors (the “Board”) of Cerus Corporation (the “Company”), upon the recommendation of its compensation committee, adopted a new severance plan (the “Severance Plan”) and the Company subsequently entered into individual participation agreements thereunder with certain officers, including Kevin D. Green, the Company’s Chief Financial Officer, Vivek Jayaraman, the Company’s Chief Operating Officer, Richard Benjamin, Ph.D., the Company’s Chief Medical Officer and Chrystal N. Jensen, the Company’s Chief Legal Officer, General Counsel and Secretary (collectively, the “Plan Participants”), which participation agreements supersede all prior severance arrangements between them and the Company.

The Severance Plan provides for the payment of certain benefits to the Plan Participants in exchange for an effective release of claims in the event the participant’s employment is terminated by the Company without cause or the participant resigns with good reason on or within 12 months following a change of control (as such terms are defined in the Severance Plan). The severance compensation under the Severance Plan consists of a lump sum cash severance payment equal to (a) 18 months of the participant’s annual base salary (24 months for Mr. Jayaraman at such time as he serves as the Company’s Chief Executive Officer) as in effect during the last regularly scheduled payroll period immediately preceding the termination event plus (b) 1.5 times the participant’s annual target cash bonus (two times Mr. Jayaraman’s annual cash bonus at such time as he serves as the Company’s Chief Executive Officer) for the year in which the termination occurs. Additionally, the Severance Plan provides for paid COBRA premiums at the same level as in effect as of the termination (including coverage for the participant’s eligible dependents) for 18 months (24 months for Mr. Jayaraman at such time as he serves as the Company’s Chief Executive Officer) after such termination or until the participant becomes eligible for group health insurance coverage through a new employer, whichever occurs first, and full accelerated vesting and exercisability of all of the participant’s then-outstanding equity awards.

In addition, in the event the employment of Mr. Green or Ms. Jensen is terminated without cause or he or she resigns with good reason other than on or within 12 months following a change of control, in exchange for an effective release of claims he or she will be entitled to cash severance equal to 12 months of his or her base salary in effect as of the date of such termination or resignation, paid in installments on the Company’s ordinary payroll dates and, subject to his or her timely election of continued coverage under COBRA, paid COBRA premiums at the same level as in effect as of the termination date for 12 months after such termination or until he or she becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In the event Mr. Jayaraman’s employment is terminated without cause or he resigns his employment for good reason other than on or within 12 months following a change of control and while he is serving as the Company’s Chief Operating Officer, in exchange for an effective release of claims he will be entitled to the same payments and benefits as Mr. Green and Ms. Jensen. In the event Mr. Jayaraman’s employment is terminated without cause or he resigns his employment for good reason not on or within 12 months following a change of control and while he is serving as the Company’s President and Chief Executive Officer, in exchange for an effective release of claims Mr. Jayaraman will be entitled to cash severance equal to 12 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, the Company will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first, his outstanding equity awards will accelerate in full as of the date of termination and, if the termination occurs after September 30 of a calendar year, he will also be entitled to a prorated annual cash bonus for such year, determined based on his target annual cash bonus opportunity and the portion of the year during which he was employed.

A copy of the Severance Plan is filed as Exhibit 10.1 hereto and incorporated herein by reference. A copy of the form of participation agreement is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Cerus Corporation Severance Plan and Summary Plan Description.

10.2 Form of Cerus Corporation Severance Plan Participation Agreement.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2026 CERUS CORPORATION

By: /s/ Chrystal N. Jensen

Chrystal N. Jensen

Chief Legal Officer, General Counsel and Secretary